Exhibit No. 6.2

Intercompany Trademark License Agreement

This Intercompany Trademark License Agreement (“Agreement”), dated as of November 20, 2019, and effective from the date of receipt of approval of the Licensed Mark (the “Effective Date”), is by and between Concreit Inc., a Delaware corporation (“Licensor”) and Concreit Fund I LLC, a Delaware limited liability company (“Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensor owns ownership interest in Licensee, and Licensee is engaged in the commercial real estate business (the “Business”);

WHEREAS, Licensor has submitted an application for registration of the mark consisting of “CONCREIT” with the United States Patent and Trademark Office (“USPTO”), dated October 14, 2019, with the assigned serial number ‘88654027’, and will upon approval by the USPTO own the mark consisting of “CONCREIT” (“Licensed Mark”); and

WHEREAS, Licensee wishes to use the Licensed Mark, and Licensor is willing to grant to Licensee a license to use the Licensed Marks, to facilitate Licensee’s conduct of the Business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I. License

1.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term (as defined below) an exclusive, non-transferable (except as provided in Section 9), non-sublicensable license to use the Licensed Marks in connection with the conduct of the Business in the United States, including to:

(a) Use the Licensed Mark as part of Licensee’s corporate name, company name, or trade name, as applicable.

1.2 Sublicensing. Licensee may not grant sublicenses of any of its rights under this Agreement.

1.3 Reservation of Rights. Licensor hereby reserves all rights not expressly granted to Licensee under this Agreement.

II. Use of Licensed Mark

2.1 Notices. Licensee shall ensure that all use of Licensed Marks hereunder is accompanied by or marked with the appropriate proprietary rights notices, symbols, and legends as may be reasonably necessary under applicable law to maintain the Licensed Mark and Licensor’s proprietary rights therein and in such order and manner as may be reasonably specified by Licensor.

2.2. Modifications. As between the Parties, Licensor owns any improvement, enhancement, or other modification of any of the Licensed Mark made by or on behalf of Licensee or Licensor (each, a “Modification”). Licensee shall immediately notify Licensor of any Modification made by or on behalf of Licensee (each, a “Licensee Modification”). Licensee hereby assigns to Licensor all of its right, title, and interest in and to all Licensee Modifications, including all rights to apply for any intellectual property registrations with respect to such Licensee Modifications and all enforcement rights and remedies for past, present, and future infringement thereof and all rights to collect royalties and damages therefor. At the request of Licensor, Licensee shall promptly execute and deliver such documents as may be necessary or desirable to effect and perfect the foregoing assignment of rights.

2.3 Quality.

(a) Quality Standards and Use Guidelines. Licensee acknowledges and is familiar with the high standards and reputation for quality symbolized by the marks included in the Licensed Mark as of the Effective Date, and Licensee shall conduct the Business and use the Licensed Mark in a manner at least consistent with such quality standards and reputation. Licensee shall comply with Licensor’s guidelines and specifications regarding the style, appearance, and usage of the Licensed Mark.

(b) Quality Control. Licensor may exercise quality control over all uses of the Licensed Mark under this Agreement to maintain the validity of the Licensed Mark and protect the goodwill associated therewith. For the purpose of monitoring Licensee’s compliance with Licensor’s quality standards and the other requirements set forth in this Section 2.3, at Licensor’s reasonable request and at Licensee’s expense, (i) Licensor (or its representative) may inspect Licensee’s facilities, on reasonable notice and during normal business hours; and (ii) Licensee shall submit to Licensor a representative sample of any use of the Licensed Mark by Licensee for Licensor’s review and approval, subject to Section 2.3(c). Licensee acknowledges and agrees that, based on the special relationship of trust between the Parties, Licensor may reasonably rely on Licensee to perform any inspection or review necessary to ensure Licensee’s compliance with Licensor’s quality standards and the other requirements set forth in this Section 2.3.

(c) Approvals. Licensor acknowledges and agrees that all uses of the Licensed Mark made by Licensee as of the Effective Date meet Licensor’s quality standards and the other requirements set forth in this Section 2.3 and are hereby deemed approved by Licensor. Approval of any use by Licensee of the Licensed Mark, once given by Licensor, will continue in effect, without need for future approval, so long as Licensee’s use of the Licensed Marks continues to be substantially consistent with such previously approved use.

III. Ownership and Protection of the Licensed Marks

3.1. Acknowledgment of Ownership. Licensee acknowledges that Licensor owns and will retain all right, title, and interest in and to the Licensed Mark subject to the license granted in Section 1.1. All use by Licensee of the Licensed Marks, and all goodwill accruing therefrom, will inure solely to the benefit of Licensor.

IV. Enforcement

4.1. Licensee shall promptly notify Licensor in writing of any actual, suspected, or threatened infringement, misappropriation, or other violation of any Licensed Mark by any third party of which it becomes aware. Licensor has the sole right, in its discretion, to (a) bring any action or proceeding with respect to any such infringement; (b) defend any declaratory judgment action concerning any Licensed Mark; and (c) control the conduct of any such action or proceeding (including any settlement thereof). Licensee shall provide Licensor with all assistance that Licensor may reasonably request, at Licensor’s expense, in connection with any such action or proceeding. Licensor will be entitled to retain any monetary recovery resulting from any such action or proceeding (including any settlement thereof) for its own account.

4.2. The Party that does not control any action or proceeding brought under Section 4.1 (the “Non-Enforcing Party”) shall provide the other Party (the “Enforcing Party”) with all assistance that the Enforcing Party may reasonably request, at the Non-Enforcing Party’s expense, in connection with any such action or proceeding. The Enforcing Party will be entitled to retain any monetary recovery resulting from any such action or proceeding (including any settlement thereof) for its own account.

V. Recordation

5.1 Recordation of License. Licensor shall make all necessary filings to record this Agreement in the United States Patent and Trademark Office.

VI. Indemnification

6.1 Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor, its officers, directors, employees, agents, and representatives against all losses, liabilities, claims, damages, actions, fines, penalties, expenses, or costs (including court costs and reasonable attorneys’ fees) (“Losses”) arising out of or in connection with any third-party claim, suit, action, or proceeding relating to: (a) any breach of this Agreement by Licensee; or (b) use of any Licensed Mark under this Agreement, except for any claim based solely on infringement, dilution, or other violation of any trademark rights of any third party arising out of the use of the Licensed Marks in accordance with this Agreement.

VII. Disclaimer and Limitation of Liability

7.1 Disclaimer. EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT AND THE LICENSED MARK, INCLUDING ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT ANY LICENSED MARK IS VALID OR THAT THE EXERCISE BY LICENSEE OF ANY RIGHTS GRANTED UNDER THIS AGREEMENT WILL NOT INFRINGE THE RIGHTS OF ANY PERSON.

7.2 Limitation of Liability. EXCEPT FOR LICENSEE’S LIABILITY FOR INDEMNIFICATION UNDER SECTION 6, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES RELATING TO THIS AGREEMENT OR USE OF THE LICENSED MARKS HEREUNDER, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

VIII. Term and Termination

8.1 Term. This Agreement begins on the Effective Date and will remain in force until terminated pursuant to Section 8.2 or 8.3 (the “Term”).

8.2 Termination by Licensor. Licensor may terminate this Agreement immediately upon written notice to Licensee if (a) Licensee materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; or (b) may terminate this Agreement at any time without cause, and without incurring any additional obligation, liability, or penalty, by providing at least thirty (30) days’ prior written notice to Licensee.

8.3 Termination by Licensee. Licensee may terminate this Agreement at any time without cause, and without incurring any additional obligation, liability, or penalty, by providing at least thirty (30) days’ prior written notice to Licensor.

IX. Assignment

9.1 Assignment. Licensee may not assign or transfer any of its rights or obligations under this Agreement without Licensor’s prior written consent. Any purported assignment or transfer in violation of this Section 9 will be void and of no force and effect.

X. Miscellaneous

10.1 Amendments. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties.

10.2 No Third-Party Beneficiaries. Except for the right of Licensor’s officers, directors, employees, agents, and representatives to enforce their rights to indemnification under Section 6, this Agreement solely benefits the Parties and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.3 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

10.4 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.5 Governing Law. This Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

10.6 Waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.7 Notices. All correspondence or notices required or permitted to be given under this Agreement must be in writing, in English and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time). Each Party shall deliver all notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) upon receipt by the receiving Party; and (b) if the Party giving the notice has complied with the requirements of this Section 10.7. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as specified in a notice given in accordance with this Section 10.7):

If to Licensor:	CONCREIT INC. Email: sean@concreit.com Attention: Sean Hsieh, Chief Executive Officer

If to Licensee:	CONCREIT FUND I LLC Email: legal@concreit.com Attention: Concreit Fund Management LLC, Manager

10.8 Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of Licensor and Licensee with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

LICENSOR

CONCREIT INC., a Delaware corporation

By:
Sean Hsieh, Chief Executive Officer

LICENSEE

CONCREIT FUND I LLC, a Delaware limited
liability company

By:	Concreit Fund Management LLC, its Manager

	By:	Concreit Inc., Manager of Concreit
Fund Management LLC

By:
Sean Hsieh, Chief Executive Officer

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